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                                     EXHIBIT 23.1








                           CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Mid-Peninsula Bancorp:

We consent to the incorporation by reference in the Registration Statement (No. 33-91076) on Form S-8 of Mid-Peninsula Bancorp of our report dated January 22, 1996, relating to the consolidated balance sheets of Mid-Peninsula Bancorp and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995 annual report on Form 10-K of Mid-Peninsula Bancorp.


                                                          KPMG Peat Marwick LLP


San Francisco, California
March 22, 1996